EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-60997, 333-61007, 333-90802, 333-90858 and 333-90860) of Hastings Entertainment, Inc. of our report dated March 25, 2004, with respect to the consolidated financial statements and schedule of Hastings Entertainment, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 2004.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 13, 2004